Exhibit 99.1

Operational Factors Affecting Libbey Inc.’s Business and Other Information.

As used below, unless otherwise stated or the context requires, the terms “Company,” “Libbey,” “we,” “us,” and “our” refer to Libbey Inc. and the subsidiaries of Libbey Inc.

THE TRANSACTIONS

•	We will amend our Amended and Restated Senior Secured Credit Agreement (as defined below);

•	we commenced a tender offer on April 30, 2012 for up to $320.0 million of the outstanding 10% Senior Secured Notes due 2015 issued by Libbey Glass, which we refer to as the “Existing Notes”; and

•	we will issue $450.0 million of new Senior Secured Notes due 2020.

We refer collectively to these transactions, together with payment of related fees and expenses, as the “Transactions.” In addition, in connection with the Transactions, pursuant to the terms of the indenture governing the Existing Notes, we intend to redeem $40.0 million in aggregate principal amount of the Existing Notes that remain outstanding following the consummation of the Tender Offer (as defined herein) at a redemption price of 103%, plus any applicable accrued and unpaid interest, which we refer to as the “10% Redemption.”

We intend to use the net proceeds of the notes offering, cash on hand and drawings under our Amended and Restated Senior Secured Credit Agreement to finance the Tender Offer; to contribute $79.7 million to the U.S. pension plans to fully fund our target obligations under ERISA; to redeem $40.0 million in aggregate principal amount of the Existing Notes that remain outstanding following the consummation of the Tender Offer at a redemption price of 103%, plus any applicable accrued and unpaid interest; and to pay related fees and expenses. We refer to the contribution of $79.7 million to the U.S. pension plans (excluding our supplemental executive retirement plan (“SERP”)), to fully fund our target obligations pursuant to ERISA, as the “Pension Plan Contribution.”

Amended and Restated Senior Secured Credit Agreement

Libbey Glass and Libbey Europe entered into an Amended and Restated Senior Secured Credit Agreement, dated as of February 8, 2010 and amended on January 14, 2011, April 29, 2011 and September 14, 2011, which we refer to as the “Amended and Restated Senior Secured Credit Agreement,” with a group of five financial institutions. The Amended and Restated Senior Secured Credit Agreement provides for borrowings of up to $100.0 million (reduced from $110.0 million per the amendment on April 29, 2011), subject to certain borrowing base limitations, reserves and outstanding letters of credit. We will amend our existing Senior Secured Credit Agreement simultaneously with consummating of the note offering and the Tender Offer. The amendment to our Amended and Restated Senior Secured Credit Agreement will extend the term of the revolving facility, increase the amount of the “accordion” feature from $10.0 million to $25.0 million, reduce the applicable margin under the first level of the pricing grid and modify certain negative covenants contained in the agreement. The amendment to our Amended and Restated Senior Secured Credit Agreement is conditioned on the consummation of the notes offering. At March 31, 2012, we had $10.4 million in letters of credit outstanding under the Amended and Restated Senior Secured Credit Agreement. Remaining unused availability under the Amended and Restated Senior Secured Credit Agreement was $64.3 million at March 31, 2012. The notes offering is conditioned upon the successful consummation of the amendment to our Amended and Restated Senior Secured Credit Agreement.

The Tender Offer

On April 30, 2012, we announced that Libbey Glass commenced a cash tender offer, which we refer to as the “Tender Offer”, to purchase up to $320.0 million of its outstanding $360.0 million aggregate principal amount of the Existing Notes. In conjunction with the Tender Offer, Libbey Glass is also soliciting consents for certain proposed amendments to the indenture governing the Existing Notes. The Tender Offer and consent solicitation are conditioned upon receiving the requisite consents required under the indenture governing the Existing Notes, the successful consummation of the notes offering, the amendment to our Amended and Restated Senior Secured Credit Agreement and other customary conditions. The notes offering is conditioned upon the successful consummation of the Tender Offer.

This is not an offer to purchase any of our Existing Notes. The tender offer is being made solely by means of the offer to purchase and consent solicitation dated as of April 30, 2012 and the related documents.

Pension Funding

During 2011, we contributed $22.0 million in cash to our U.S. pension plans, excluding the SERP, and we recognized $10.9 million of expense attributable to these plans. Through April 2012, we had contributed an additional $8.7 million in cash to these plans this year; an additional $14.8 million in cash contributions are required later this year. On or about June 20, 2012, we intend to make the Pension Plan Contribution, which includes the $14.8 million additional cash contributions required for the remainder of this year, from the proceeds of the notes. Following the Pension Plan Contribution, we will not have further U.S. pension funding obligations this year, and we expect to substantially reduce minimum required cash contributions to the plans over at least the next four years, thereby freeing up cash flow to reduce debt and enabling us to deal proactively with legacy pension costs. The making of the Pension Plan Contribution will not reduce U.S. pension expense or increase our net income for 2012.

RISK FACTORS

Risks Related to Our Business

Slowdowns in the retail, travel, restaurant and bar or entertainment industries, such as those caused by general economic downturns, terrorism or political or social unrest, health concerns or strikes or bankruptcies within those industries, could reduce our net sales and production activity levels.

Our business is affected by the health of the retail, travel, restaurant and bar or entertainment industries. Expenditures in these industries are sensitive to business and personal discretionary spending levels and may decline during general economic downturns. Additionally, travel is sensitive to safety concerns, and thus may decline after incidents of terrorism, during periods of geopolitical conflict in which travelers become concerned about safety issues, or when travel might involve health-related risks. For example, demand for our products in the foodservice industry, which is critical to our success, was significantly impacted by the global economic recession beginning in the third quarter of 2008. Similarly, the increase in violent crime caused by infighting among, and the Mexican government’s crackdown on, drug cartels in Mexico may impact the health of the restaurant and bar and tourism industries in Mexico.

Ongoing volatility in financial markets and the weak national and global economic conditions could materially and adversely impact our operations, financial results and/or liquidity, including as follows:

•	the financial stability of our customers or suppliers may be compromised, which could result in additional bad debts for us or non-performance by suppliers;

•	it may become more costly or difficult to obtain financing or refinance our debt in the future;

•	the value of our assets held in pension plans may decline; and/or

•	our assets may be impaired or subject to write-down or write-off.

Uncertainty about current global economic conditions and austerity measures adopted by some governments in order to address sovereign debt concerns may cause consumers of our products to postpone spending in response to tighter credit, negative financial news and/or declines in income or asset values. In addition, austerity measures adopted by some governments, including the Portuguese government, may result in an increase in our cost of operations as employees seek to offset the loss of government-funded benefits with higher wages and company-provided benefits. These factors could have a material adverse impact on the demand for our products and on our financial condition and operating results. A further deterioration in economic conditions would likely exacerbate these adverse effects and could result in a wide-ranging and prolonged impact on general business conditions, thereby negatively impacting our operations, financial results and/or liquidity.

Our high level of debt, as well as incurrence of additional debt, may limit our operating flexibility, which could adversely affect our results of operations and financial condition.

We have a high degree of financial leverage and we will continue to have a high degree of financial leverage. As of March 31, 2012, as adjusted to give effect to the Transactions, the 10% Redemption, and the Pension Plan Contribution, we had $501.8 million aggregate principal amount of debt outstanding. Of that amount:

•

approximately $450.0 million would have consisted of the notes, which are secured by a first-priority lien on the Notes Priority Collateral and a second priority lien on the Credit Agreement Priority Collateral;

•

approximately $14.1 million (excluding $10.4 million represented by letters of credit) would have been outstanding, with approximately $50.2 million of undrawn availability, under our Amended and Restated Senior Secured Credit Agreement, which is secured by a first-priority lien on the Credit Agreement Priority Collateral and a second priority lien on the Notes Priority Collateral;

•

RMB 180.0 million (approximately $28.5 million at March 31, 2012) consisted of a loan made by China Construction Bank Corporation Langfang Economic Development Area Sub-branch, which we refer to as “CCB”. We used the proceeds of this loan to finance the construction of Libbey China’s plant that began operations in early 2007;

•

€6.1 million (approximately $8.1 million at March 31, 2012) consisted of a loan made by Banco Espirito Santo, S.A., which we refer to as the “BES Euro Line,” to finance operational improvements associated with Libbey Portugal’s operations; and

•	approximately $1.1 million consisted of amounts we owed under a promissory note related to the purchase of our Laredo, Texas warehouse.

Although the indenture governing our Existing Notes does not contain financial covenants, both the Amended and Restated Senior Secured Credit Agreement and the indenture governing our Existing Notes contain other covenants that limit our operational and financial flexibility, such as by limiting the additional indebtedness that we may incur, limiting certain business activities, investments and payments, and limiting our ability to dispose of certain assets. These covenants may limit our ability to engage in activities that may be in our long-term best interests. Our failure to comply with those covenants could result in an event of default that, if not cured or waived, could result in the acceleration of all of our debt. We are obligated to maintain a minimum fixed charge coverage ratio under the Amended and Restated Senior Secured Credit Agreement of no less than 1.10 to 1.00 if our unused availability under the Amended and Restated Senior Secured Credit Agreement is less than $10 million, which requirement will be reduced to 1.00 to 1.00 pursuant to the amendment to the Amended and Restated Senior Secured Credit Agreement.

We are permitted, subject to limitations contained in the agreements relating to our existing debt, to incur additional debt in the future. Our high degree of leverage, as well as the incurrence of additional debt, could have important consequences for our business, such as:

•	making it more difficult for us to satisfy our financial obligations;

•	limiting our ability to make capital investments in order to expand our business;

•	limiting our ability to obtain additional debt or equity financing for working capital, capital expenditures, product development, debt service requirements, acquisitions or other purposes;

•

limiting our ability to invest operating cash flow in our business and future business opportunities, because we use a substantial portion of these funds to service debt and because our covenants restrict the amount of our investments;

•

limiting our ability to withstand business and economic downturns and/or placing us at a competitive disadvantage compared to our competitors that have less debt, because of the high percentage of our operating cash flow that is dedicated to servicing our debt; and

•	limiting our ability to pay dividends.

If cash generated from operations is insufficient to satisfy our liquidity requirements, if we cannot service our debt, or if we fail to meet our covenants, we could have substantial liquidity problems. In those circumstances, we might have to sell assets, delay planned investments, obtain additional equity capital or restructure our debt. Depending on the circumstances at the time, we may not be able to accomplish any of these actions on favorable terms or at all.

In addition, our failure to comply with the covenants contained in our loan agreements could result in an event of default that, if not cured or waived, could result in the acceleration of all of our indebtedness.

International economic and political factors could affect demand for imports and exports, and our financial condition and results of operations could be adversely impacted as a result.

Our operations may be affected by actions of foreign governments and global or regional economic developments, including the European sovereign debt crisis. Global economic events, such as the European sovereign debt crisis, changes in foreign import/export policy, the cost of complying with environmental regulations or currency fluctuations could also affect the level of U.S. imports and exports, thereby affecting our sales. Foreign subsidies, foreign trade agreements and each country’s adherence to the terms of these agreements can raise or lower demand for our products. National and international boycotts and embargoes of other countries’ or U.S. imports and/or exports, together with the raising or lowering of tariff rates and an increase in non-tariff trade barriers, could affect the level of competition between our foreign competitors and us. Foreign competition has, in the past, and may, in the future, result in increased low-cost imports that drive prices downward. The World Trade Organization met in November 2001 in Doha, Qatar, where members launched new multilateral trade negotiations aimed at improving market access and substantially reducing trade-distorting domestic support. These negotiations are ongoing and may result in further agreements in the future. For the year-to-date period ended February 29, 2012, the trade-weighted average tariff rate applicable to glass tableware products that are imported into the U.S. and are of the type we manufacture in North America was approximately 20.7%. However, any changes to international agreements that lower duties or improve access to U.S. markets for our competitors, particularly changes arising out of the ongoing World Trade Organization’s Doha round of negotiations, could have an adverse effect on our financial condition and results of operations. As we execute our strategy of increasing the percentage of our products made in lower cost regions and increasing our volume of sales in overseas markets, our dependence on international markets and our ability to effectively manage these risks has increased and will continue to increase significantly.

Fluctuation of the currencies in which we conduct operations could adversely affect our financial condition and results of operations or reduce the cost competitiveness of our products or those of our subsidiaries.

Changes in the value, relative to the U.S. dollar, of the various currencies in which we conduct operations, including the euro, the Mexican peso and the Chinese yuan, which we refer to as the “RMB,” may result in significant changes in the indebtedness of our non-U.S. subsidiaries.

Currency fluctuations between the U.S. dollar and the currencies of our non-U.S. subsidiaries affect our results as reported in U.S. dollars, particularly the earnings of Libbey Mexico as expressed under GAAP, and will continue to affect our financial income and expense and our net sales from international settlements.

Major fluctuations in the value of the euro, the Mexican peso or the RMB relative to the U.S. dollar and other major currencies could also reduce the cost competitiveness of our products or those of our subsidiaries, as compared to foreign competition. For example, if the U.S. dollar appreciates against the euro, the Mexican peso or the RMB, the purchasing power of those currencies effectively would be reduced compared to the U.S. dollar, making our U.S.-manufactured products more expensive in the euro zone, Mexico and China, respectively, compared to the products of local competitors, and making products manufactured by our foreign competitors in those locations more cost-competitive with our U.S. manufactured products. An appreciation of the U.S. dollar against the euro, the Mexican peso or the RMB also would increase the cost of U.S. dollar-denominated purchases for our operations in the euro zone, Mexico and China, respectively, including raw materials. We would be forced to deduct these cost increases from our profit margin or attempt to pass them along to consumers. These fluctuations could adversely affect our results of operations and financial condition.

Our business requires us to maintain a large fixed-cost base that can affect our profitability.

The high levels of fixed costs of operating glass production plants encourage high levels of output, even during periods of reduced demand, which can lead to excess inventory levels and exacerbate the pressure on profit margins. In addition, significant portions of our selling, administrative and general expenses are fixed costs that neither increase nor decrease proportionately with sales, and a significant portion of our interest expense is fixed. Our profitability is dependent, in part, on our ability to spread fixed costs over an increasing number of products sold and shipped, and if we reduce our rate of production our costs per unit increase, negatively impacting our gross margins. Decreased demand or the need to reduce inventories can lower our ability to absorb fixed costs and materially impact our results of operations.

We may not be able to achieve the international growth contemplated by our strategy.

Our strategy contemplates growth in international markets in which we have significantly less experience than we do in North America. Since we intend to benefit from our international initiatives primarily by expanding our sales in the local markets of other countries, our success depends on continued growth in these markets, including Europe, Latin America and Asia-Pacific.

We face intense competition and competitive pressures, which could adversely affect our results of operations and financial condition.

Our business is highly competitive, with the principal competitive factors being customer service, price, product quality, new product development, brand name, delivery time and breadth of product offerings. Advantages or disadvantages in any of these competitive factors may be sufficient to cause the customer to consider changing manufacturers.

Competitors in glass tableware include, among others:

•

Arc International (a French company), which manufactures in various sites throughout the world, including France, the U.S., and China and distributes glass tableware worldwide to retail, foodservice and business-to-business customers;

•

Paşabahçe (a unit of Şişecam, a Turkish company), which manufactures glass tableware at various sites throughout the world and sells to retail, foodservice and business-to-business customers worldwide;

•

Anchor Hocking Company (a U.S. company and wholly owned subsidiary of EveryWare, Inc.), which manufactures and distributes glass beverageware, industrial products and bakeware primarily to retail, industrial and foodservice channels in North America;

•	Bormioli Rocco Group (an Italian company), which manufactures glass tableware in Europe, where the majority of its sales are to retail and foodservice customers;

•	various manufacturers in China, Europe and South America; and

•	various sourcing companies.

In addition, makers of tableware produced with other materials such as plastics compete to a certain extent with glassware manufacturers.

Some of our competitors have greater financial and capital resources than we do and continue to invest heavily to achieve increased production efficiencies. Competitors may have incorporated more advanced technology in their manufacturing processes, including more advanced automation techniques. Our labor and energy costs also may be higher than those of some foreign producers of glass tableware. We may not be successful in managing our labor and energy costs, increasing output at our lower-cost manufacturing facilities or gaining operating efficiencies that may be necessary to remain competitive. In addition, our products may be subject to competition from low-cost imports that intensify the price competition we face in our markets. Finally, we may need to increase incentive payments in our marketing incentive program in order to remain competitive. Increases in these payments would adversely affect our operating margins.

Competitors in the U.S. market for ceramic dinnerware include, among others: Homer Laughlin; Oneida Ltd. (a wholly owned subsidiary of EveryWare, Inc.); Steelite; and various sourcing companies. Competitors in metalware include, among others: Oneida Ltd.; Walco, Inc.; and various sourcing companies. In Mexico, where a larger portion of our sales are in the retail market, our primary competitors include imports from foreign manufacturers located in countries such as China, France, Italy and Colombia, as well as Vidriera Santos and Vitro Par in the candle category. Some of our competitors are privately owned and have more latitude to operate than we do as a US public company. Competitive pressures from these competitors and producers could adversely affect our results of operations and financial condition.

We conduct significant operations at our facility in Monterrey, Mexico, which could be materially adversely affected as a result of the increased levels of drug-related violence in that city.

To date, the drug-related violence in Mexico has had little effect on our operations. Since 2010, however, fighting among rival drug cartels has led to unprecedented levels of violent crime in Monterrey, Mexico despite increased law-enforcement efforts by the Mexican government. This situation presents several risks to our operations, including, among others, that our employees may be directly affected by the violence, that our employees may elect to relocate out of the Monterrey region in order to avoid the risk of violent crime to themselves or their families, that other multi-national companies who have withdrawn their expatriate employees from their operations in the Monterrey vicinity may attempt to lure our Monterrey-based executives with tempting job offers, and that our customers may become increasingly reluctant to visit our Monterrey facility, which could delay new business opportunities and other important aspects of our business. If any of these risks materializes, our business may be materially adversely affected.

We may not be able to renegotiate collective bargaining agreements successfully when they expire; organized strikes or work stoppages by unionized employees may have an adverse effect on our operating performance.

We are party to collective bargaining agreements that cover most of our manufacturing employees. Libbey Holland’s collective bargaining agreement with its unionized employees expires on July 1, 2012. The agreements with our unionized employees in Toledo, Ohio expire on September 30, 2013, and the agreement with our unionized employees in Shreveport, Louisiana expires on December 15, 2014. Libbey Mexico’s collective bargaining agreements with its unionized employees have no expiration, but wages are reviewed annually and benefits are reviewed every two years. Libbey Portugal does not have a written collective bargaining agreement with its unionized employees but does have an oral agreement that is revisited annually.

We may not be able to successfully negotiate new collective bargaining agreements without any labor disruption. If any of our unionized employees were to engage in a strike or work stoppage prior to expiration of their existing collective bargaining agreements, or if we are unable in the future to negotiate acceptable agreements with our unionized employees in a timely manner, we could experience a significant disruption of operations. In addition, we could experience increased operating costs as a result of higher wages or benefits paid to union members upon the execution of new agreements with our labor unions. We also could experience operating inefficiencies as a result of preparations for disruptions in production, such as increasing production and inventories. Finally, companies upon which we are dependent for raw materials, transportation or other services could be affected by labor difficulties. These factors and any such disruptions or difficulties could have an adverse impact on our operating performance and financial condition.

In addition, we are dependent on the cooperation of our largely unionized workforce to implement and adopt our Lean operating system initiatives that are critical to our ability to improve our production efficiency. The effect of strikes and other slowdowns may adversely affect the degree and speed with which we can adopt Lean optimization objectives and the success of that program.

Our cost-reduction projects may not result in anticipated savings in operating costs.

We may not be able to achieve anticipated cost reductions. Our ability to achieve cost savings and other benefits within expected time frames is subject to many estimates and assumptions. These estimates and assumptions are subject to significant economic, competitive and other uncertainties, some of which are beyond our control. If these estimates and assumptions are incorrect, if we experience delays, or if other unforeseen events occur, our business, financial condition and results of operations could be adversely impacted.

We are subject to risks associated with operating in foreign countries. These risks could adversely affect our results of operations and financial condition.

We operate manufacturing and other facilities throughout the world. The risks associated with operating in foreign countries may have a material adverse effect on our results of operations and financial condition.

As a result of our International operations, we are subject to risks associated with operating in foreign countries, including:

•	political, social and economic instability;

•	war, civil disturbance or acts of terrorism;

•	taking of property by nationalization or expropriation without fair compensation;

•	changes in government policies and regulations;

•	devaluations and fluctuations in currency exchange rates;

•	imposition of limitations on conversions of foreign currencies into dollars or remittance of dividends and other payments by foreign subsidiaries;

•	imposition or increase of withholding and other taxes on remittances and other payments by foreign subsidiaries;

•	ineffective intellectual property protection;

•	hyperinflation in certain foreign countries;

•	disadvantages of competing against companies from countries that are not subject to U.S. laws and regulations including the U.S. Foreign Corrupt Practices Act (“FCPA”);

•	difficulties in staffing and managing multinational operations;

•	limitations on our ability to enforce legal rights and remedies;

•	potentially adverse tax consequences; and

•	impositions or increase of investment and other restrictions or requirements by foreign governments.

In addition, we could be adversely affected by violations of the FCPA and similar worldwide anti-bribery laws. The FCPA and similar anti-bribery laws in other jurisdictions generally prohibit companies and their intermediaries from making improper payments to non-U.S. officials for the purpose of obtaining or retaining business. Our policies mandate compliance with these anti-bribery laws. We operate in many parts of the world that have experienced governmental corruption to some degree and, in certain circumstances, strict compliance with anti-bribery laws may conflict with local customs and practices. We cannot assure you that our internal controls and procedures always will protect us from the reckless or criminal acts committed by our employees or agents. If we were found to be liable for FCPA violations (either due to our own acts or our inadvertence or due to the acts or inadvertence of others), we could be liable for criminal or civil penalties or other sanctions, which could have a material adverse effect on our business.

If we have a fair value impairment in a business segment, our net earnings and net worth could be materially and adversely affected by a write-down of goodwill, intangible assets or fixed assets.

We have recorded a significant amount of goodwill, which represents the excess of cost over the fair value of the net assets of the business acquired; other identifiable intangible assets, including trademarks and trade names; and fixed assets. Impairment of goodwill, identifiable intangible assets or fixed assets may result from, among other things, deterioration in our performance, adverse market conditions, adverse changes in applicable laws or regulations, including changes that restrict the activities of or affect the products sold by our business, and a variety of other factors. Under U.S. GAAP, we are required to charge the amount of any impairment immediately to operating income. In 2011, 2010 and 2009, we did not have any impairment related to goodwill or intangible assets. During 2011, we wrote down unutilized fixed assets totaling $0.8 million. During 2010, we further wrote down the carrying value of the Syracuse land, fixed assets related to our decision to outsource our U.S. decorating business and certain after-processing equipment totaling $3.7 million. During 2009, we did not have an impairment related to fixed assets. As of March 31, 2012, we had goodwill and other identifiable intangible assets of $187.6 million and net fixed assets of $263.2 million.

We conduct an impairment analysis at least annually related to goodwill and other indefinite lived intangible assets. This analysis requires our management to make significant judgments and estimates, primarily regarding expected growth rates, the terminal value calculation for cash flow and the discount rate. We determine expected growth rates based on internally developed forecasts considering our future financial plans. We establish the terminal cash flow value based on expected growth rates, capital spending trends and investment in working capital to support anticipated sales growth. We estimate the discount rate used based on an analysis of comparable company weighted average costs of capital that considered market assumptions obtained from independent sources. The estimates that our management uses in this analysis could be materially impacted by factors such as specific industry conditions, changes in cash flow from operations and changes in growth trends. In addition, the assumptions our management uses are management’s best estimates based on projected results and market conditions as of the date of testing. Significant changes in these key assumptions could result in indicators of impairment when completing the annual impairment analysis. We assess our fixed assets for possible impairment whenever events or changes in circumstances indicate that the carrying value of these assets may not be recoverable. We remain subject to future financial statement risk in the event that goodwill, other identifiable intangible assets or fixed assets become further impaired. For further discussion of key assumptions in our critical accounting estimates, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations-Critical Accounting Estimates” in our December 31, 2011 Form 10-K and our March 31, 2012 Form 10-Q.

A severe outbreak, epidemic or pandemic of a contagious disease in a location where we have a facility could adversely impact our results of operations and financial condition.

Our facilities may be impacted by the outbreak of certain public health issues, including epidemics, pandemics and other contagious diseases. If a severe outbreak were to occur where we have facilities, it could adversely impact our results of operations and financial condition.

We are subject to various environmental legal requirements and may be subject to new legal requirements in the future; these requirements could have a material adverse effect on our operations.

Our operations and properties, both in the U.S. and abroad, are subject to extensive laws, ordinances, regulations and other legal requirements relating to environmental protection, including legal requirements governing investigation and clean-up of contaminated properties as well as water discharges, air emissions, waste management and workplace health and safety. These legal requirements frequently change and vary among jurisdictions. Compliance with these requirements, or the failure to comply with these requirements, may have a material adverse effect on operations.

We have incurred, and expect to incur, costs to comply with environmental legal requirements, including requirements limiting greenhouse gas emissions, and these costs could increase in the future. Many environmental legal requirements provide for substantial fines, orders (including orders to cease operations) and criminal sanctions for violations. Also, certain environmental laws impose strict liability and, under certain circumstances, joint and several liability on current and prior owners and operators of these sites, as well as persons who sent waste to them, for costs to investigate and remediate contaminated sites. These legal requirements may apply to conditions at properties that we presently or formerly owned or operated, as well as at other properties for which we may be responsible, including those at which wastes attributable to us were disposed. A significant order or judgment against us, the loss of a significant permit or license or the imposition of a significant fine may have a material adverse effect on operations.

We have taken significant restructuring charges in the past and may need to take material restructuring charges in the future.

In the past, we have recorded restructuring charges related to involuntary employee terminations, various facility abandonments, and various other restructuring activities. We continually evaluate ways to reduce our operating expenses through new restructuring opportunities, including more effective utilization of our assets, workforce, and operating facilities. In addition, changing industry and market conditions may dictate strategic decisions to restructure some business units and discontinue others. As a result, there is a risk, which is increased during economic downturns and with expanded global operations, that we may incur material restructuring charges in the future.

If we are unable to obtain raw materials or sourced products or utilities at favorable prices, or at all, our operating performance may be adversely affected.

Sand, soda ash, lime and corrugated packaging materials are the principal materials we use. We also rely on natural gas, electricity, water and other utilities. In addition, we obtain glass tableware, ceramic dinnerware, metal flatware and hollowware from third parties. We may experience temporary shortages due to disruptions in supply caused by weather, transportation, production delays or other factors. If we experience shortages in raw materials or sourced products, we may be forced to procure raw materials or sourced products from alternative suppliers, and we may not be able to do so on terms as favorable as our current terms or at all. In addition, material increases in the cost of any of these items on an industry-wide basis would have an adverse impact on our operating performance and cash flows if we were unable to pass on these increased costs to our customers in a timely manner or at all.

Unexpected equipment failures may lead to production curtailments or shutdowns.

Our manufacturing processes are dependent upon critical glass-producing equipment, such as furnaces, forming machines and lehrs. This equipment may incur downtime as a result of unanticipated failures, accidents, natural disasters or other force majeure events. We may in the future experience facility shutdowns or periods of reduced production as a result of such failures or events. Unexpected interruptions in our production capabilities would adversely affect our productivity and results of operations for the affected period. We also may face shutdowns if we are unable to obtain enough energy in the peak demand periods.

High levels of inflation and high interest rates in China could adversely affect the operating results and cash flows of our operations there.

The annual rate of inflation in China, as measured by changes in the Consumer Price Index, has shown volatility. While inflation during 2011 was around 5.0% , it has steadily increased. If this trend were to continue, Libbey China’s operating results and cash flows could be adversely affected, thereby adversely affecting our results of operations and financial condition.

After giving effect to the Transactions, the 10% Redemption and the Pension Plan Contribution, our Mexican pension and U.S. and non-U.S. post retirement welfare plans will remain unfunded and, in the future, levels of funding of our pension plans could decline and our pension expense could materially increase.

We have not funded, and under Mexican law we are not obligated to fund, our Mexican pension plan. As a result, as of December 31, 2011, the unfunded amount of the projected benefit obligation for the Mexican pension plan was $33.5 million. In addition, although we have closed participation in our U.S. pension and post-retirement welfare plans, many of our employees participate in, and many of our former employees are entitled to benefits under, our U.S. and non-U.S. defined benefit pension plans and post-retirement welfare plans. Further, although we plan to make the Pension Plan Contribution, declines in interest rates or the market value of securities held by our pension plans, or certain other changes, could materially reduce the funded status of our plans and affect our pension expense and the level and timing of minimum required contributions to the plans under applicable law.

Charges related to our employee pension and postretirement welfare plans resulting from market risk and headcount realignment may adversely affect our results of operations and financial condition.

In connection with our employee pension and postretirement welfare plans, we are exposed to market risks associated with changes in the various capital markets. Changes in long-term interest rates affect the discount rate that is used to measure our obligations and related expense. Our total pension and postretirement welfare expense, including pension settlement charges, for all U.S. and non-U.S. plans was $22.9 million and $21.2 million for the fiscal years ended December 31, 2011 and 2010, respectively. We expect our total pension and postretirement welfare expense for all U.S. and non-U.S. plans to increase to $25.3 million in 2012. Volatility in the capital markets affects the performance of our pension plan asset performance and related pension expense. Based on 2011 year-end data, sensitivity to these key market risk factors is as follows:

•	A change of 1% in the discount rate would change our total pension and postretirement welfare expense by approximately $4.5 million.

•	A change of 1% in the expected long-term rate of return on plan assets would change total pension expense by approximately $2.4 million.

As part of our pension expense, we incurred pension settlement charges of $3.7 million during 2009. These charges were triggered by excess lump sum distributions to retirees. For further discussion of these charges, see note 9 to our consolidated financial statements for the year ended December 31, 2011. To the extent that we experience additional headcount shifts or changes, we may incur further expenses related to our employee pension and postretirement welfare plans, which could have a material adverse effect on our results of operations and financial condition.

If our hedges do not qualify as highly effective or if we do not believe that forecasted transactions would occur, the changes in the fair value of the derivatives used as hedges would be reflected in our earnings.

In order to mitigate the variation in our operating results due to commodity price fluctuations, we have derivative financial instruments that hedge certain commodity price risks associated with forecasted future natural gas requirements and foreign exchange rate risks associated with transactions denominated in some currencies other than the U.S. dollar. The results of our hedging practices could be positive, neutral or negative in any period depending on price changes of the hedged exposures. We account for derivatives in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 815, “Derivatives and Hedging.” These derivatives qualify for hedge accounting if the hedges are highly effective and we have designated and documented contemporaneously the hedging relationships involving these derivative instruments. If our hedges do not qualify as highly effective or if we do not believe that forecasted transactions would occur, the changes in the fair value of the derivatives used as hedges will impact our results of operations and could significantly impact our earnings.

If counterparties to our hedge agreements fail to perform, the hedge agreements would not protect us from fluctuations in certain commodity pricing.

We utilize derivative financial instruments to protect us from fluctuations in currency exchange, interest rates and the price of natural gas. The objective of the currency and natural gas agreements is to limit the fluctuations in prices paid for the underlying commodity. If the counterparties to these agreements were to fail to perform, we would no longer be protected from fluctuations in the pricing of these commodities and the impact of pricing fluctuations would impact our results of operations and financial condition.

A loss of the services of key personnel could have a material adverse effect on our business.

Our continued success depends to a large degree upon our ability to attract and retain key management executives, as well as upon a number of members of technology, operations and sales and marketing staffs. The loss of some of our key executives or key members of our operating staff, or an inability to attract or retain other key individuals, could materially adversely affect us.

We rely on increasingly complex information systems for management of our manufacturing, distribution, sales and other functions. If our information systems fail to perform these functions adequately, or if we experience an interruption in their operation, our business and results of operations could suffer.

All of our major operations, including manufacturing, distribution, sales and accounting are dependent upon our complex information systems. Our information systems are vulnerable to damage or interruption from:

•	earthquake, fire, flood, hurricane and other natural disasters;

•	power loss, computer systems failure, internet and telecommunications or data network failure; and

•	hackers, computer viruses, software bugs or glitches.

Any damage or significant disruption in the operation of such systems or the failure of our information systems to perform as expected could disrupt our business; result in decreased sales, increased overhead costs, excess inventory and product shortages; and otherwise adversely affect our operations, financial performance and condition. We take significant steps to mitigate the potential impact of each of these risks, but there can be no assurance that these procedures would be completely successful.

We may not be able to effectively integrate future businesses we acquire or joint ventures we enter into.

Any future acquisitions that we might make or joint ventures into which we might enter are subject to various risks and uncertainties, including:

•

the inability to integrate effectively the operations, products, technologies and personnel of the acquired companies (some of which may be spread out in different geographic regions) and to achieve expected synergies;

•	the potential disruption of existing business and diversion of management’s attention from day-to-day operations;

•

the inability to maintain uniform standards, controls, procedures and policies or correct deficient standards, controls, procedures and policies, including internal controls and procedures sufficient to satisfy regulatory requirements of a public company in the U.S.;

•	the incurrence of contingent obligations that were not anticipated at the time of the acquisitions;

•	the failure to obtain necessary transition services such as management services, information technology services and others;

•	the need or obligation to divest portions of the acquired companies; and

•	the potential impairment of relationships with customers.

In addition, we cannot provide assurance that the integration and consolidation of newly acquired businesses or joint ventures will achieve any anticipated cost savings and operating synergies. The inability to integrate and consolidate operations and improve operating efficiencies at newly acquired businesses or joint ventures could have a material adverse effect on our business, financial condition and results of operations.

Our business requires significant capital investment and maintenance expenditures that we may be unable to fulfill.

Our operations are capital intensive, requiring us to maintain a large fixed cost base. Our total capital expenditures were $41.4 million for the year ended December 31, 2011 and $6.4 million for the three months ended March 31, 2012.

Our business may not generate sufficient operating cash flow and external financing sources may not be available in an amount sufficient to enable us to make anticipated capital expenditures.

Natural gas, the principal fuel we use to manufacture our products, is subject to fluctuating prices that could adversely affect our results of operations and financial condition.

Natural gas is the primary source of energy in most of our production processes. We do not have long-term contracts for natural gas and therefore are subject to market variables and widely fluctuating prices. Consequently, our operating results are strongly linked to the cost of natural gas. As of March 31, 2012, we had fixed price contracts in place for approximately 61.6% of our estimated 2012 natural gas needs with respect to our North American manufacturing facilities and approximately 15.6% of our estimated 2012 natural gas needs with respect to our International manufacturing facilities. In some countries in which we operate, including China, our ability to put fixed priced contracts in place is limited. For the year ended December 31, 2011, we spent $42.9 million and for the three months ended March 31, 2012, we spent $9.8 million, on natural gas. We have no way of predicting to what extent natural gas prices will rise in the future. To the extent that we are not able to offset increases in natural gas prices, such as by passing along the cost to our customers, these increases could adversely impact our margins and operating performance.

If our investments in new technology and other capital expenditures do not yield expected returns, our results of operations could be adversely affected.

The manufacture of our tableware products involves the use of automated processes and technologies. We designed much of our glass tableware production machinery internally and have continued to develop and refine this equipment to incorporate advancements in technology. We will continue to invest in equipment and make other capital expenditures to further improve our production efficiency and reduce our cost profile. To the extent that these investments do not generate targeted levels of returns in terms of efficiency or improved cost profile, our financial condition and results of operations could be adversely affected.

Our failure to protect our intellectual property or prevail in any intellectual property litigation could materially and adversely affect our competitive position, reduce net sales or otherwise harm our business.

Our success depends in part on our ability to protect our intellectual property rights. We rely on a combination of patent, trademark, copyright and trade secret laws, licenses, confidentiality and other agreements to protect our intellectual property rights. However, this protection may not be fully adequate. Our intellectual property rights may be challenged or invalidated, an infringement suit by us against a third party may not be successful and/or third parties could adopt trademarks similar to our own. In particular, third parties could design around or copy our proprietary furnace, manufacturing and mold technologies, which are important contributors to our competitive position in the glass tableware industry. We may be particularly susceptible to these challenges in countries where protection of intellectual property is not strong. In addition, we may be accused of infringing or violating the intellectual property rights of third parties. Any such claims, whether or not meritorious, could result in costly litigation and divert the efforts of our personnel. Our failure to protect our intellectual property or prevail in any intellectual property litigation could materially and adversely affect our competitive position, reduce net sales or otherwise harm our business.

Devaluation or depreciation of, or governmental conversion controls over, the foreign currencies in which we operate could affect our ability to convert the earnings of our foreign subsidiaries into U.S. dollars.

Major devaluation or depreciation of the Mexican peso could result in disruption of the international foreign exchange markets and may limit our ability to transfer or to convert Libbey Mexico’s peso earnings into U.S. dollars and other currencies upon which we will rely in part to satisfy our debt obligations through intercompany loans. While the Mexican government does not currently restrict, and for many years has not restricted, the right or ability of Mexican or foreign persons or entities to convert pesos into U.S. dollars or to transfer other currencies out of Mexico, the government could institute restrictive exchange rate policies in the future. Restrictive exchange rate policies could adversely affect our results of operations and financial condition.

In addition, the government of China imposes controls on the convertibility of RMB into foreign currencies and, in certain cases, the remittance of currency out of China. Shortages in the availability of foreign currency may restrict the ability of Libbey China to remit sufficient foreign currency to make payments to us. Under existing Chinese foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from trade-related transactions, can be made in foreign currencies without prior approval from the Chinese State Administration of Foreign Exchange by complying with certain procedural requirements. However, approval from appropriate government authorities is required where RMB are to be converted into foreign currencies and remitted out of China to pay capital expenses such as the repayment of bank loans denominated in foreign currencies. In the future, the Chinese government could institute restrictive exchange rate policies for current account transactions. These policies could adversely affect our results of operations and financial condition.

We are involved in litigation from time to time in the ordinary course of business.

We are involved in various routine legal proceedings arising in the ordinary course of our business. We do not consider any pending legal proceeding as material. However, we could be adversely affected by legal proceedings in the future, including product liability claims related to the products we manufacture.

Our products are subject to various health and safety requirements and may be subject to new health and safety requirements in the future; these requirements could have a material adverse effect on our operations.

Our products are subject to certain legal requirements relating to health and safety. These legal requirements frequently change and vary among jurisdictions. Compliance with these requirements, or the failure to comply with these requirements, may have a material adverse effect on our operations. If any of our products becomes subject to new regulations, or if any of our products becomes specifically regulated by additional governmental or other regulatory entities, the cost of compliance could be material. For example, the U.S. Consumer Product Safety Commission, or CPSC, regulates many consumer products, including glass tableware products that are externally decorated with certain ceramic enamels. New regulations or policies by the CPSC could require us to change our manufacturing processes, which could materially raise our manufacturing costs. In addition, such new regulations could reduce sales of our glass tableware products. Furthermore, a significant order or judgment against us by any such governmental or regulatory entity relating to health or safety matters, or the imposition of a significant fine relating to such matters, may have a material adverse effect on our operations.

Increasing legal and regulatory complexity will continue to affect our operations and results in potentially material ways.

Our legal and regulatory environment worldwide exposes us to complex compliance, litigation and similar risks that affect our operations and results in ways that potentially may be material. In many of our markets, including the U.S. and Europe, we are subject to increasing regulation, which has increased our cost of doing business. In developing markets, including in China, we face the risks associated with new and untested laws and judicial systems. Among the more important regulatory and litigation risks we face and must manage are the following:

•

The cost, compliance and other risks associated with the often conflicting and highly prescriptive regulations we face, especially in the U.S., where inconsistent standards imposed by local, state and federal authorities can increase our exposure to litigation or governmental investigations or proceedings;

•

The impact of new, potential or changing regulation that can affect our business plans, such as those relating to the content and safety of our products, as well as the risks and costs of our labeling and other disclosure practices;

•

The risks and costs to us and our supply chain of increased focus by U.S. and overseas governmental authorities and non-governmental organizations on environmental matters, such as climate change, the reduction of greenhouse gases and water consumption, including as a result of initiatives that effectively impose a tax on carbon emissions;

•

The impact of litigation trends, particularly in our major markets; the relative level of our defense costs, which vary from period to period depending on the number, nature and procedural status of pending proceedings; and the cost and other effects of settlements or judgments, which may require us to make disclosures or take other actions that may affect perceptions of our brand and products;

•	Adverse results of pending or future litigation, including litigation relating to our products;

•

The increasing costs and other effects of compliance with U.S. and overseas regulations affecting our workforce and labor practices, including regulations relating to wage and hour practices, immigration, healthcare, retirement and other employee benefits and unlawful workplace discrimination;

•

The cost and disruption of responding to governmental audits, investigations or proceedings (including audits of abandoned and unclaimed property, tax audits and audits of pension plans and our compliance with wage and hour laws), whether or not they have merit, and the cost to resolve or contest the results of any such governmental audits, investigations or proceedings;

•

The legal and compliance risks associated with information technology, such as the costs of compliance with privacy, consumer protection and other laws, the potential costs associated with alleged security breaches (including the loss of consumer confidence that may result and the risk of criminal penalties or civil liability to consumers or employees whose data is alleged to have been collected or used inappropriately) and potential challenges to the associated intellectual property rights or to our use of that intellectual property; and

•

The impact of changes in financial reporting requirements, accounting principles or practices, including with respect to our critical accounting estimates, changes in tax accounting or tax laws (or authoritative interpretations relating to any of these matters), and the impact of settlements of pending or any future adjustments proposed by the IRS or other taxing authorities in connection with our tax audits, all of which will depend on their timing, nature and scope.

Product liability claims or product recalls could adversely affect the Company’s financial results or harm its reputation or the value of its brands.

Claims for losses or injuries purportedly caused by our products arise in the ordinary course of our business. In addition to the risk of monetary judgments, product liability claims could result in negative publicity that could harm our reputation in the marketplace, adversely impact the value of our brands, or result in an increase in the cost or producing our products. We also could be required to recall potentially defective products, which could result in adverse publicity and significant expenses. Although we maintain product liability insurance coverage, potential product liability claims are subject to a self-insured retention or could be excluded under the terms of the policy.

Our ability to recognize the benefit of deferred tax assets is dependent upon future taxable income and the timing of temporary difference reversals.

We recognize the expected future tax benefit from deferred tax assets when realization of the tax benefit is considered more likely than not. Otherwise, a valuation allowance is applied against deferred tax assets. Assessing the recoverability of deferred tax assets requires management to make significant estimates related to expectations of future taxable income and the timing of reversals of temporary differences. To the extent that these factors differ significantly from estimates, our ability to realize the deferred tax assets could be impacted. Additionally, future changes in tax laws could impact our ability to obtain the future tax benefits represented by our deferred tax assets. As of March 31, 2012, those jurisdictions having a net deferred tax asset position after valuation allowances had a balance of $5.0 million.

We are subject to complex corporate governance, public disclosure and accounting requirements to which our competitors are not subject.

We are subject to changing rules and regulations of federal and state government, as well as the stock exchange on which our common stock is listed. These entities, including the Public Company Accounting Oversight Board (“PCAOB”), the Securities and Exchange Commission (“SEC”) and the NYSE Amex exchange, have issued a significant number of new and increasingly complex requirements and regulations over the course of the last several years and continue to develop additional regulations and requirements in response to laws enacted by the U.S. Congress. For example, the Sarbanes-Oxley Act of 2002 and the rules and regulations subsequently implemented by the SEC and the PCAOB, imposed and may impose further compliance burdens and costs on us. Also, in July 2010, the Dodd-Frank Wall Street Reform and Protection Act (the “Dodd-Frank Act”) was signed into law. The Dodd-Frank Act includes significant corporate governance and executive compensation-related provisions that require the SEC to adopt additional rules and regulations in these areas. Our efforts to comply with new requirements of law and regulation are likely to result in an increase in expenses and a diversion of management’s time from other business activities. Also, those laws, rules and regulations may make it more difficult and expensive for us to attract and retain key employees and directors and to maintain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to maintain coverage.

Our competitors generally are not subject to these rules and regulations, because they do not have securities that are publicly traded on a U.S. securities exchange. As a result, our competitors generally are not subject to the risks identified above. In addition, the public disclosures that we are required to provide pursuant to these rules and regulations may furnish our competitors with greater competitive information regarding our operations and financial results than we are able to obtain regarding their operations and financial results, thereby placing us at a competitive disadvantage.

USE OF PROCEEDS

We plan to use the net proceeds from the notes offering, cash on hand and drawings under our Amended and Restated Senior Secured Credit Agreement to:

•	repurchase up to $320.0 million of our Existing Notes in the Tender Offer;

•	make the Pension Plan Contribution;

•

redeem $40.0 million in aggregate principal amount of the Existing Notes that remain outstanding following the consummation of the Tender Offer at a redemption price of 103%, plus any applicable accrued and unpaid interest; and

•	pay related fees and expenses.

Sources and Uses of Funds

The following table sets forth the sources and uses of funds in connection with the Transactions on an as adjusted basis after giving effect to the Transactions, the Pension Plan Contribution and the 10% Redemption, as if they had occurred on March 31, 2012.

(Dollars in thousands)
Sources of Funds:
Gross proceeds from the new notes	$450,000
Amended and Restated Senior Secured Credit Agreement	14,143
Cash on hand	16,018

Total sources	$480,161

Uses of Funds:
Repayment of existing Libbey indebtedness(1)	$320,000
Accrued interest(2)	4,361
Early call premium on Existing Notes — Tender Offer(3)	22,400
Repayment of existing Libbey indebtedness — 10% Redemption(4)	40,000
Early call premium on Existing Notes — 10% Redemption(5)	1,200
Fund U.S. pension plans(6)	79,700
Estimated transaction fees and expenses(7)	12,500

Total uses	$480,161

(1)	Assumes purchase of $320.0 million aggregate principal amount of our Existing Notes due February 15, 2015 in the Tender Offer.
(2)	Represents the payment of accrued and unpaid interest as of March 31, 2012 in connection with the repurchase of $320.0 million of the Existing Notes in the Tender Offer, assuming $320.0 million of the Existing Notes are repurchased in the Tender Offer and the 10% Redemption of $40.0 million of the Existing Notes.
(3)	Represents the payment of a consent fee paid in connection with the solicitation of consents to amend the indenture governing the Existing Notes in the Tender Offer, assuming consents of $320.0 million of the Existing Notes are received in the Tender Offer.
(4)	Represents the redemption of $40.0 million in aggregate principal amount of the Existing Notes that remain outstanding following the consummation of the Tender Offer.
(5)	Represents the redemption price of 103% on the $40.0 million discussed in footnote 4 above.
(6)	Represents the estimated amount of the Pension Plan Contribution.
(7)	Includes fees and expenses related to the Transactions.

CAPITALIZATION

The following table sets forth our capitalization on a consolidated basis as of March 31, 2012 on an actual basis, as adjusted to give effect to the Transactions, the 10% Redemption and the Pension Plan Contribution. This table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes in the March 31, 2012 Form 10-Q and the 2011 Form 10-K.

	As of March 31, 2012
	Actual	As Adjusted
	(Dollars in thousands)
Cash and equivalents	$32,818	$16,800

Debt:
Senior secured notes due 2015	$360,000	$—
Amended & Restated Senior Secured Credit Facility(1)	—	14,143
New notes (2)	—	450,000
Other(3)	37,642	37,642

Total debt — gross	397,642	501,785
Plus: Carrying value adjustment on debt related to the interest rate swap	3,637	—
Less: Unamortized discounts and warrants	3,956	—

Total debt — net	397,323	501,785

Total shareholders’ equity	32,755	1,725

Total capitalization	$430,078	$503,510

(1)	The Amended and Restated Senior Secured Credit Agreement provides for borrowings of up to $100.0 million. As of March 31, 2012 on an as adjusted basis, we would have had approximately $50.2 million of undrawn availability under the Amended and Restated Senior Secured Credit Agreement, after giving effect to borrowings of $14.1 million (but excluding an additional $10.4 million represented by letters of credit).
(2)	Excludes original issue discount, if any.
(3)	Includes approximately $28.5 million drawn on the construction loan from CCBC to our Chinese subsidiary, a $1.1 million 6.0% Promissory Note related to the purchase of our Laredo, Texas warehouse and approximately $8.1 million drawn on the BES Euro Line from Banco Espirito Santo, S.A. to our Portuguese subsidiary.